Apollo Medical Holdings, Inc. Reports Second Quarter 2021 Results, Raises Full-Year 2021 Guidance
Company to Host Conference Call Today at 2 p.m. PT/5 p.m. ET

ALHAMBRA, Calif., August 5, 2021 /PRNewswire/ -- Apollo Medical Holdings, Inc. (“ApolloMed,” and together with its subsidiaries and affiliated entities, the “Company”) (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare company focused on enabling providers in the successful delivery of value-based care, today announced its consolidated financial results for the second quarter and six months ended June 30, 2021.

Financial Highlights for the Second Quarter and Six Months Ended June 30, 2021:
•Q2 earnings per share - diluted (“EPS - diluted”) of $0.28 per share, up 47% from $0.19 per share for the prior-year quarter
•Q2 total revenue of $175.6 million, up 6% from $165.2 million for the prior-year quarter
•Q2 net income of $59.5 million, compared to $81.0 million for the prior-year quarter (additional detail provided in the Q2 GAAP financial review below)
•Q2 net income attributable to ApolloMed of $12.7 million, up 80% from $7.0 million for the prior-year quarter
•Total revenue of $351.7 million for the six months ended June 30, 2021, up 6% from $330.3 million for the prior-year period
•Net income of $74.0 million for the six months ended June 30, 2021, compared to $84.0 million for the prior-year period
•Net income attributable to ApolloMed increased to $25.8 million for the six months ended June 30, 2021, from $11.1 million for the prior-year period
•Cash and cash equivalents of $177.3 million at June 30, 2021

Recent Operating Highlights:
•In June 2021, ApolloMed completed the successful refinancing of its existing term loan and revolving credit facility with a new five-year revolving credit facility to the Company of $400.0 million, which includes a letter of credit sub-facility of up to $25.0 million and a swingline loan sub-facility of $25.0 million. Available cash of $58.7 million and a portion of the new revolving credit facility were used to pay off the Company’s existing and remaining $175.8 million term loan and $60.0 million drawn on the prior revolving credit facility maturing in September 2024. The new revolving credit facility will also be used to finance future acquisitions and investments, and provide for working capital needs and other general corporate purposes.
•In June 2021, ApolloMed entered into a definitive agreement to purchase 49% of the aggregate issued and outstanding shares of capital stock of Sun Clinical Laboratories (“Sun Labs”) for an aggregate purchase price of $4.0 million. Sun Labs is a CLIA-certified full-service lab that operates 19 locations in southern California. Sun Labs gives ApolloMed the added capacity of rapid COVID testing and access to genetic testing for its patients. Closing is expected to take place in the third quarter of 2021.
•In July 2021, ApolloMed announced that its affiliate AP-AMH 2 Medical Corporation entered into a definitive agreement to acquire 80% of the fully diluted capitalization of Access Primary Care Medical Group (“APCMG”). Primarily serving patients in the northern California counties of San Mateo and San Francisco, APCMG is a risk-bearing organization that has successfully provided professional services to seniors under capitation arrangements with its contracted payer partners since 2016. Closing is expected to take place in the third quarter of 2021.

Guidance:
ApolloMed is raising its full-year 2021 guidance, previously disclosed on March 10, 2021, and subsequently reiterated on May 5, 2021, as the result of our continued organic growth and encouraging results in the first half of the year. Net income and EBITDA include the impact of Allied Physicians of California, a Professional Medical Corporation (“APC”)’s investment in

Bright Health Group, Inc. (“Bright”), which completed an initial public offering to become a publicly traded company on June 24, 2021. As APC's investment in Bright is an excluded asset solely for the benefit of APC and its shareholders, any gains or losses as a result of this investment do not affect the net income attributable to ApolloMed and adjusted EBITDA attributable to ApolloMed. The revised net income and EBITDA guidance ranges assume Bright’s closing share price of $8.49 on August 3, 2021. These assumptions are based on the Company’s existing business, current view of existing market conditions and assumptions for the year ending December 31, 2021.

(in millions)	2021 Guidance Range		2021 Guidance Range
	(as of March 10, 2021)		(as of August 5, 2021)
	Low	High	Low	High
Total revenue	$690.0	$710.0	$700.0	$720.0
Net income	$50.0	$60.0	$56.0	$66.0
Net income attributable to ApolloMed	$35.0	$45.0	$48.0	$58.0
EBITDA	$95.0	$105.0	$100.0	$119.0
Adjusted EBITDA	$115.0	$125.0	$120.5	$130.5

See “Guidance Reconciliation of Net Income to EBITDA and Adjusted EBITDA” and “Use of Non-GAAP Financial Measures” below for additional information. There can be no assurance that actual amounts will not be materially higher or lower than these expectations. See “Forward-Looking Statements” below for additional information.

Management Commentary:
Kenneth Sim, M.D., Executive Chairman and Co-Chief Executive Officer of ApolloMed, stated, “We saw the public health situation in our local communities steadily improve over the course of the second quarter of 2021 as vaccination rates increased and COVID-19 cases declined. During the second quarter, we achieved 6% growth on the top line and 80% growth in net income attributable to ApolloMed to $12.7 million, primarily as a result of organic membership growth in our existing IPAs and decreased utilization at our partner hospitals in 2020 when the pandemic first began, which resulted in increased risk pool settlements and incentives revenue. While utilization of elective care services did increase during the period, it did not increase as much as anticipated due to mounting concerns surrounding the delta variant. As such, we did see some continued benefit from the trend of decreased utilization but have seen increased utilization at our surgery and heart centers, as compared to the same period in 2020, following their reopening in 2021. As a result of these trends and our continued organic growth, we are raising our guidance for the full-year 2021.”

Dr. Sim continued, “During the 2021 second quarter, we were pleased to have entered into an agreement with Sun Labs, a CLIA-certified full-service lab that operates 19 locations in southern California, whereby ApolloMed will serve as the exclusive administrator of all daily business functions of Sun Labs. We are particularly excited about the additional rapid COVID testing resources and innovative work in genomic testing that Sun Labs will provide for our members. We continue to work closely with the team at Sun Labs and look forward to integrating its organization into ApolloMed's comprehensive care delivery platform. Subsequent to quarter-end, we announced that our affiliate had entered into a definitive agreement to acquire a controlling interests in Access Primary Care Medical Group, which primarily serves senior patients in the northern California counties of San Mateo and San Francisco. ApolloMed has provided management services to APCMG since 2016, and we are thrilled to be expanding our partnership with them by bringing our technology and operations platform to their over 120 primary and specialty care providers serving approximately 1,000 Medicare Advantage members. Following our successful debt refinancing in June, we are well positioned with increased financial flexibility to execute on our growth strategy of establishing partnerships with like-minded physicians and physician groups seeking to participate in risk-bearing, value-based care arrangements. We remain confident in ApolloMed’s platform, business model and value proposition as we continue focusing on enabling providers to achieve better outcomes and healthcare experiences for their patients.”

GAAP Financial Review for the Second Quarter Ended June 30, 2021:
•Total revenue of $175.6 million for the quarter ended June 30, 2021, an increase of 6%, compared to $165.2 million for the quarter ended June 30, 2020, primarily due to (i) a $3.6 million increase in capitation revenue primarily as a result of organic membership growth at APC and Alpha Care Medical Group, (ii) a $4.2 million increase in risk pool settlements and incentives revenue driven by reduced utilization at ApolloMed’s partner hospitals resulting from the suspension of non-emergency medical procedures in early 2020 when the COVID-19 pandemic first began, as these revenues from ApolloMed's partner hospitals reflect a 15-18 month lag, and (iii) a $2.4 million increase in fee-for-service revenue as a result of more patient visits with the reopening of ApolloMed’s surgery and heart centers as the local public health situation improved with vaccination rates increasing and cases of COVID-19 declining.
•Capitation revenue, net, of $144.6 million for the quarter ended June 30, 2021, an increase of 3%, compared to $140.9 million for the quarter ended June 30, 2020. Capitation revenue represented 82% of total revenue for the quarter ended June 30, 2021.
•Risk pool settlements and incentives revenue of $16.2 million for the quarter ended June 30, 2021, an increase of 35%, compared to $12.0 million for the quarter ended June 30, 2020.
•Net income was $59.5 million for the quarter ended June 30, 2021, compared to $81.0 million for the quarter ended June 30, 2020. The increased net income in the prior-year period was primarily driven by a $99.6 million gain on sale by Universal Care Acquisition Partners, LLC (“UCAP”) of its 48.9% investment in Universal Care, Inc. (“UCI”) to Bright Health Company of California. UCAP is a 100% owned subsidiary of APC, and its 48.9% investment in UCI is an excluded asset that remains solely for the benefit of APC and its shareholders. Net income for the current period was positively impacted by an $83.8 million unrealized gain, recognized under other income, as a result of the 1-to-3 conversion of Bright’s preferred shares to common stock as a result of Bright becoming a public company. This increase was partially offset by a $15.7 million write-off of the Company’s beneficial interest in Bright. Both of these gains relate to excluded assets that did not affect net income and adjusted EBITDA attributable to ApolloMed.
•Net income attributable to ApolloMed of $12.7 million for the quarter ended June 30, 2021, an increase of 80%, compared to $7.0 million for the quarter ended June 30, 2020. The increase from the prior-year quarter was primarily due to the reasons stated above and increased preferred dividends ApolloMed received from APC.
•EPS - diluted of $0.28 per share for the quarter ended June 30, 2021, an increase of 47%, compared to $0.19 per share for the quarter ended June 30, 2020.

GAAP Financial Review for the Six Months Ended June 30, 2021:
•Total revenue of $351.7 million for the six months ended June 30, 2021, an increase of 6%, compared to $330.3 million for the six months ended June 30, 2020, primarily due to (i) a $7.9 million increase in capitation revenue primarily as a result of organic membership growth at APC and Alpha Care Medical Group, as well as higher average capitation rates at APC, during the period, (ii) an $11.0 million increase in risk pool settlements and incentives revenue driven by the reduced utilization at our partner hospitals as noted above, as well as a $4.5 million settlement received that was related to a prior year risk pool, and (iii) a $2.0 million increase in fee-for-service revenue as noted above.
•Net income of $74.0 million for the six months ended June 30, 2021, compared to $84.0 million for the six months ended June 30, 2020.
•Net income attributable to ApolloMed increased to $25.8 million for the six months ended June 30, 2021, from $11.1 million for the six months ended June 30, 2020. The increase from the prior-year period was primarily due to the reasons stated above and increased preferred dividends ApolloMed received from APC.
•EPS - diluted of $0.58 per share for the six months ended June 30, 2021, an increase of 93%, compared to $0.30 per share for the six months ended June 30, 2020.

Non-GAAP Measures for the Second Quarter Ended June 30, 2021:
•EBITDA of $90.0 million for the quarter ended June 30, 2021, compared to $119.3 million for the quarter ended June 30, 2020.
•Adjusted EBITDA increased to $30.7 million for the quarter ended June 30, 2021, an increase of 30%, compared to $23.6 million for the quarter ended June 30, 2020.

Non-GAAP Measures for the Six Months Ended June 30, 2021:
•EBITDA of $116.6 million for the six months ended June 30, 2021, compared to $130.5 million for the six months ended June 30, 2020.
•Adjusted EBITDA increased to $59.9 million for the six months ended June 30, 2021, an increase of 60%, compared to $37.4 million for the six months ended June 30, 2020.

Balance Sheet Highlights:

•As of June 30, 2021, ApolloMed’s cash and cash equivalents and investments in marketable securities increased to $364.5 million, working capital increased to $342.5 million, and total stockholders’ equity increased to $404.6 million; from cash and cash equivalents and investments in marketable securities of $261.2 million, working capital of $223.6 million and total stockholders’ equity of $330.9 million, respectively, as of December 31, 2020.

See “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” and “Use of Non-GAAP Financial Measures” below for additional information. There can be no assurance that actual amounts will not be materially higher or lower than these expectations. See “Forward-Looking Statements” below for additional information.

For more details on ApolloMed’s financial results for the quarter ended June 30, 2021, please refer to ApolloMed’s Quarterly Report on Form 10-Q to be filed with the U.S. Securities Exchange Commission (“SEC”), which is accessible at www.sec.gov.

Conference Call and Webcast Information:
ApolloMed will host a conference call at 2 p.m. PT/5 p.m. ET today (Thursday, August 5, 2021), during which management will discuss the results of the second quarter ended June 30, 2021. To participate in the conference call, please use the following dial-in numbers about 5 minutes prior to the scheduled conference call time:

U.S. & Canada (Toll-Free):    +1 (844) 407-9500
International (Toll):    +1 (862) 298-0850

The conference call can also be accessed at: https://www.webcaster4.com/Webcast/Page/2749/42204.

An accompanying slide presentation will be made available 30 minutes prior to the start of the conference call on the “IR Calendar” page of the Company’s website (https://www.apollomed.net/investors/news-events/ir-calendar) and will be filed as an exhibit to ApolloMed’s current report on Form 8-K to be filed with the SEC, accessible at www.sec.gov.

Those who are unable to attend the live conference call may access the recording at the above webcast link, which will be made available shortly after the conclusion of the call.

Note About Consolidated Entities
The Company consolidates entities in which it has a controlling financial interest. The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights, and variable interest entities (“VIEs”) in which the Company is the primary beneficiary. Noncontrolling interests represent third party equity ownership interests in the Company’s consolidated entities (including certain VIEs). The amount of net income attributable to noncontrolling interests is disclosed in the Company’s consolidated statements of income.

Note About Stockholders’ Equity, Certain Treasury Stock and Earnings Per Share
As of the date of this press release, 143,052 holdback shares have not been issued to certain former shareholders of the Company’s subsidiary, Network Medical Management, Inc. (“NMM”), who were NMM shareholders at the time of closing of the merger, as they have yet to submit properly completed letters of transmittal to ApolloMed in order to receive their pro rata portion of ApolloMed’s common stock and warrants as contemplated under that certain Agreement and Plan of Merger, dated December 21, 2016, among ApolloMed, NMM, Apollo Acquisition Corp. (“Merger Subsidiary”) and Kenneth Sim, M.D., as amended, pursuant to which Merger Subsidiary merged with and into NMM, with NMM as the surviving corporation. Pending such receipt, such former NMM shareholders have the right to receive, without interest, their pro rata share of dividends or distributions with a record date after the effectiveness of the merger. The Company’s consolidated financial statements have treated such shares of common stock as outstanding, given the receipt of the letter of transmittal is considered perfunctory and ApolloMed is legally obligated to issue these shares in connection with the merger.

Shares of ApolloMed’s common stock owned by APC, a VIE of the Company, are legally issued and outstanding but excluded from shares of common stock outstanding in the Company’s consolidated financial statements, as such shares are treated as treasury shares for accounting purposes. Such shares, therefore, are not included in the number of shares of common stock outstanding used to calculate the Company’s earnings per share.

About Apollo Medical Holdings, Inc.

ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare company. Leveraging its proprietary end-to-end technology solutions, ApolloMed operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver high quality care to patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed’s subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs), and a Next Generation Accountable Care Organization (NGACO). For more information, please visit www.apollomed.net.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company’s guidance for the year ending December 31, 2021, continued growth, acquisition strategy, ability to deliver sustainable long-term value, ability to respond to the changing environment, operational focus, strategic growth plans and merger integration efforts, operations and financial results. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company’s management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company’s reports to the SEC, including, without limitation the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC and any subsequent quarterly reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:
Investor Relations
(626) 943-6491
investors@apollomed.net

Carolyne Sohn, The Equity Group
(415) 568-2255
csohn@equityny.com

APOLLO MEDICAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
(UNAUDITED)

	June 30,	December 31,
	2021	2020

Assets

Current assets
Cash and cash equivalents	$177,287	$193,470
Investment in marketable securities	187,206	67,695
Receivables, net	16,540	7,058
Receivables, net – related parties	68,767	49,260
Other receivables	4,562	4,297
Prepaid expenses and other current assets	12,188	16,797
Loan receivable – related party	4,000	—

Total current assets	470,550	338,577

Noncurrent assets
Land, property and equipment, net	40,738	29,890
Intangible assets, net	80,227	86,985
Goodwill	239,053	239,053
Loans receivables	594	480
Loans receivables – related parties	—	4,145
Investments in other entities – equity method	37,372	43,292
Investments in privately held entities	896	37,075
Restricted cash	—	500
Operating lease right-of-use assets	16,928	18,574
Other assets	8,072	18,915

Total noncurrent assets	423,880	478,909

Total assets(1)	$894,430	$817,486

Liabilities, mezzanine equity and stockholders’ equity

Current liabilities

Accounts payable and accrued expenses	$53,792	$36,143
Fiduciary accounts payable	9,092	9,642
Medical liabilities	59,307	50,330
Income taxes payable	2,215	4,224
Dividend payable	536	485
Finance lease liabilities	110	102
Operating lease liabilities	2,831	3,177

	June 30, 2021	December 31, 2020

Current portion of long-term debt	205	10,889
Total current liabilities	128,088	114,992

Noncurrent liabilities
Deferred tax liability	21,242	10,959
Finance lease liabilities, net of current portion	249	311
Operating lease liabilities, net of current portion	14,513	15,865
Long-term debt, net of current portion and deferred financing costs	182,705	230,211
Other long-term liabilities	1,195	—

Total noncurrent liabilities	219,904	257,346

Total liabilities(1)	347,992	372,338

Mezzanine equity
Noncontrolling interest in Allied Physicians of California, a Professional Medical Corporation	141,856	114,237

Stockholders’ equity
Series A Preferred stock, par value $0.001; 5,000,000 shares authorized (inclusive of Series B Preferred stock); 1,111,111 issued and zero outstanding	—	—
Series B Preferred stock, par value $0.001; 5,000,000 shares authorized (inclusive of Series A Preferred stock); 555,555 issued and zero outstanding	—	—
Common stock, $0.001 par value per share; 100,000,000 shares authorized, 44,246,796 and 42,249,137 shares outstanding, excluding 10,885,732 and 12,323,164 treasury shares, at June 30, 2021, and December 31, 2020, respectively	44	42
Additional paid-in capital	305,736	261,011
Retained earnings	95,580	69,771
	401,360	330,824

Noncontrolling interest	3,222	87

Total stockholders’ equity	404,582	330,911

Total liabilities, mezzanine equity and stockholders’ equity	$894,430	$817,486
(1) The Company’s consolidated balance sheets include the assets and liabilities of its consolidated variable interest entities (“VIEs”). The consolidated balance sheets include total assets that can be used only to settle obligations of the Company’s consolidated VIEs totaling $1,347.6 million and $801.3 million as of June 30, 2021 and December 31, 2020, respectively, and total liabilities of the Company’s consolidated VIEs for which creditors do not have recourse to the general credit of the primary beneficiary of $107.1 million and $111.3 million as of June 30, 2021 and December 31, 2020, respectively.

APOLLO MEDICAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Capitation, net	$144,550	$140,949	$289,290	$281,370
Risk pool settlements and incentives	16,214	12,003	34,224	23,239
Management fee income	8,143	8,690	16,693	17,505
Fee-for-service, net	4,621	2,270	7,707	5,697
Other income	2,110	1,257	3,782	2,463

Total revenue	175,638	165,169	351,696	330,274

Operating expenses
Cost of services, excluding depreciation and amortization	136,214	136,079	276,829	280,283
General and administrative expenses	14,199	11,556	23,663	23,390
Depreciation and amortization	4,237	4,628	8,434	9,330

Total expenses	154,650	152,263	308,926	313,003

Income from operations	20,988	12,906	42,770	17,271

Other income
(Loss) income from equity method investments	(3,134)	834	(3,812)	2,888
Gain on sale of equity method investment	—	99,647	—	99,647
Interest expense	(1,853)	(2,673)	(3,376)	(5,541)
Interest income	563	863	912	1,792
Other income	67,886	1,282	69,190	1,384

Total other income, net	63,462	99,953	62,914	100,170

Income before provision for income taxes	84,450	112,859	105,684	117,441

Provision for income taxes	24,920	31,858	31,696	33,453

Net income	59,530	81,001	73,988	83,988

Net income attributable to noncontrolling interest	46,872	73,957	48,179	72,892

Net income attributable to Apollo Medical Holdings, Inc.	$12,658	$7,044	$25,809	$11,096

Earnings per share – basic	$0.29	$0.20	$0.60	$0.31

Earnings per share – diluted	$0.28	$0.19	$0.58	$0.30

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income	59,530	81,001	73,988	83,988
Interest expense	1,853	2,673	3,376	5,541
Interest income	(563)	(863)	(912)	(1,792)
Provision for income taxes	24,920	31,858	31,696	33,453
Depreciation and amortization	4,237	4,628	8,434	9,330
EBITDA	89,977	119,297	116,582	130,520

Loss (income) from equity method investments	3,134	(834)	3,812	(2,888)
Gain on sale of equity method investment	—	(99,647)	—	(99,647)
Other income	(67,886)	(1,282)	(69,190)	(1,384)
Provider bonus payments	—	2,000	—	2,000
Net loss adjustment for recently acquired IPAs	5,514	4,070	8,708	8,833
Adjusted EBITDA	30,739	23,604	59,912	37,434

Guidance Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	2021 Guidance Range		2021 Guidance Range
	(as of March 10, 2021)		(as of August 5, 2021)
(in thousands)
	Low	High	Low	High
Net income	$50,000	$60,000	$56,000	$66,000
Interest expense	8,000	8,500	6,000	8,400
Interest income	(3,000)	(5,000)	(1,500)	(2,400)
Provision for income taxes	23,000	24,000	24,000	29,000
Depreciation and amortization	17,000	17,500	15,500	18,000
EBITDA	95,000	105,000	100,000	119,000

Income from equity method investments	(500)	(1,000)	3,500	(500)
Investment in Bright Health Group, Inc.	—	—	(9,000)	(9,000)
Provider bonus payments	6,000	6,000	6,000	6,000
Net loss adjustment for recently acquired IPAs	14,500	15,000	20,000	15,000
Adjusted EBITDA	$115,000	$125,000	$120,500	$130,500
Use of Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures EBITDA and adjusted EBITDA, of which the most directly comparable financial measure presented in accordance with U.S. generally accepted accounting principles (“GAAP”) is net income. These measures are not in accordance with, or alternatives to GAAP, and may be different from other non-GAAP financial measures used by other companies. The Company uses adjusted EBITDA as a supplemental performance measure of our operations, for financial and operational decision-making, and as a supplemental means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization, excluding income from equity method investments, provider bonuses, impairment of intangibles, provision for doubtful accounts and other income earned that are not related to the Company’s normal operations. Adjusted EBITDA also excludes the effect on EBITDA of certain IPAs we recently acquired.

The Company believes the presentation of these non-GAAP financial measures provides investors with relevant and useful information, as it allows investors to evaluate the operating performance of the business activities without having to account for differences recognized because of non-core or non-recurring financial information. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation, or as a substitute for, GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has provided corresponding GAAP financial measures for comparative purposes. The reconciliation between certain GAAP and non-GAAP measures is provided above.